Press Release                                   Source: SurfNet Media Group Inc.

SurfNet Media Group Inc. Files Application for Listing in Standard & Poor's
Corporation Records
Wednesday January 7, 10:24 am ET

PHOENIX--(BUSINESS WIRE)--Jan. 7, 2004--SurfNet Media Group Inc. (OTCBB: SFNM -
News) today announced the filing of its application for a complete corporate listing and description in Standard & Poor's Corporation Records. Following
approval of the application, SurfNet will have its corporate description published in Standard & Poor's Daily News Section, S&P will initiate financial coverage as part of the S&P Market Access Program as well as S&P Marketscope and the electronic version of S&P Stock Guide database, and S&P will also update coverage of SurfNet on S&P's Internet Web site, www.advisorinsight.com, in the
Market Access subsection.

Standard Corporation Records is a recognized securities manual for the "Blue
Sky" Standard Manual Exemption for secondary trading in more than 35 states.
SurfNet's listing in Standard Corporation Records should assist the brokerage and investment communities in making a market for SurfNet's stock. It is recommended that brokers check with their compliance officers or legal counsel for applicable "Blue Sky" laws and regulations pertaining to them.

"Standard & Poor's approval of SurfNet for a listing is very important to us,"
said Jim Haught, chief executive officer of SurfNet. "Standard & Poor's financial coverage program will allow the investment and brokerage communities to be more fully informed of our company, its direction and successes."

About SurfNet Media Group

SurfNet Media Group Inc. (www.surfnetmedia.com), one of Arizona's fastest growing companies, is a digital media distribution technology company. Its patented Metaphor(TM) technology is a new, cost-effective desktop communication and notification tool linking back to a centralized Web site, allowing instant modification from a single control point. Metaphor technology is a dynamic digital communications channel, providing the ability to communicate interactively without relying on e-mails or click-through rates. Metaphor technology cuts short the months of programming, development and downloading normally required to create desktop communication and notification tools. Having the ability to communicate to someone's desktop is not unusual, but being able to do so inexpensively, easily and quickly, without a programmer, is.

"Own the desktop!" is the new call for marketing professionals in 2004, and
Metaphor technology makes this possible. Easily replicated from Web site to Web site -- or Web site to desktop -- and automatically refreshed with changes, it is the ideal opt-in and viral marketing desktop tool.

The company's Internet radio division produces a variety of programs, including popular talk shows hosted by experts, and provides guaranteed playtime for independent recording artists. The backbone of the company's Internet radio division is a Metaphor-branded player broadcasting live and recorded music and talk radio on four stations. Visitors to VoiceAmerica(SM) Radio (www.voiceamerica.com),
BusinessAmerica(SM) Radio (www.businessamericaradio.com), BoomBox Radio(R)
(www.boomboxradio.com), and the new TalkNet Radio can easily copy/paste the radio station to their own Web sites, or click to add it to their desktops.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.
Words such as "intends," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although SurfNet Media believes that the expectations reflected in such forward-looking statements are reasonable, it can

                                       1

give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include the inability of SurfNet Media to obtain financing for technology development, business expansion or acquisitions; the reliability and availability of new technology in the related industries; financial, operational and other business problems associated with rapid business expansion or the acquisition of a number of businesses in a short period of time; and general and industry-specific economic conditions. SurfNet Media has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Contact:
     SurfNet Media Group Inc., Tempe
     James P. (Jim) Haught, 877-311-9474, ext. 15
     jim.haught@surfnetmedia.com